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EXHIBIT 5.1

May 20, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Wahsington, D.C. 20549

Re:	Expeditors International of Washington, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

        I am acting as counsel for Expeditors International of Washington, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to the proposed sale by the Company of up to 3,700,000 shares of common stock, $.01 par value per share (the "Shares"), issuable by the Company upon the exercise of options (the "Options") granted pursuant to the Company's Amended 1993 Directors' Non-Qualified Stock Option Plan, Amended 1997 Stock Option Plan, and 2002 Employee Stock Purchase Plan (the "Plans").

        In connection with the foregoing, I have made such review and inquiry, as I deem necessary for purposes hereof. Based on such review, I am of the opinion that the Shares will, upon the exercise of the Options and payment of the exercise price therefore, be legally issued, fully paid and non-assessable.

        I hereby authorize and consent to the use of this opinion as Exhibit 5.1 to the Company's Registration Statement on Form S-8 with respect to the Shares.

Very truly yours,

Expeditors International of Washington, Inc.

/s/ Jeffrey J. King

Jeffrey J. King, General Counsel

E-23

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EXHIBIT 5.1